EXHIBIT 99.1

May 22, 2005

[COMPANY LOGO] COMPANY PRESS RELEASE

Arete Industries, Inc. Subsidiary Signs Agreement to Acquire Producing Oil and Gas Wells in Colorado

Project to Include 13 Producing and up to 5 In-field Development Wells in 5 Different Fields

For Immediate Release
Monday May, 23, 2005

NIWOT, Colorado, May 23, 2005 (Business Wire) Arete Industries, Inc. (OTC - Bulletin Board: ARET) announced its subsidiary, Colorado Oil and Gas, Inc. (COG) has agreed to purchase thirteen producing oil and gas wells with in-field development potential for up to 5 additional wells, including one re-completion in a new producing zone of an existing well, located in 5 producing oil and gas fields and in various producing horizons of Colorado's DJ basin and the northern end of the Hugoton Embayment located across the eastern half of Colorado. The parties have set the Closing date to on or before June 15, 2005 subject to a 15 day extension.

The Company also filed today a Current Report on Form 8-K with the Securities and Exchange Commission disclosing in detail the principal terms of the agreement including conditions and contingencies required for COG to complete the transaction, and identification of the parties and proposed properties.

Primarily, COG is purchasing from unaffiliated third party sellers the entire Net Revenue Interest in thirteen producing wells and certain leasehold and development rights to up to 5 new in-field development wells including 1 re-entry and re-completion of an existing producing well in a new producing zone. COG is acquiring the operating rights to the properties and has designated the current operator, one of the seller parties, as operator. The purchase agreement reserves to the sellers Overriding Royalty Interests ("ORRI's) and reversionary rights for the development prospects in the event COG does not complete development drilling or re-entry and re-completion operations within certain time frames. COG also is granted certain rights to repurchase these ORRI's for $1 Million, prior to activation of the referenced reversionary rights. COG must pay the $2.6 Million purchase price with $2.5 Million in cash and $100,000 in restricted common shares of COG by the July 1, 2005 deadline. COG has granted Sellers certain Piggy-Back registration rights to the restricted common shares in the event COG files an SEC Registration Statement for its common shares. COG is engaged in efforts to secure funding of the cash portion of the purchase price and an estimated $500,000 for drilling and completion costs of the Proven Undeveloped acreage or a total of $3 Million from secured bank debt and senior preferred equity in COG. COG has no binding commitments for such funding at this time and funding of the purchase price by the required closing date cannot be assured.

William W. Stewart, President of COG, and an Arete director, stated: "I am excited by the opportunity to purchase these properties as we launch the Company's business plan of acquiring producing properties with additional development potential. We have worked hard to bring a viable cash generating vehicle into the Company, but have a good deal of work to do to complete this acquisition in the required time frame." Mr. Stewart brought the acquisition to Arete for consideration. He and two other directors of Arete have purchased a 21.4% equity position in COG and have been granted options to acquire an additional 19.5% for a total of 40.1% contingent on Closing of the referenced purchase and will operate COG on an ongoing basis as its executive management team and board of directors.

About the Company. Arete Industries, Inc., a Colorado Corporation, has taken a new business direction in the Traditional, Renewable and Alternative Energy sectors, initially focusing on drilling, re-entry and reworking projects in known, existing oil and gas fields, utilizing available state of the art oil-field technology. Colorado Oil and Gas, Inc. was formed to pursue the acquisition of small producing properties in November of 2004, when these properties were identified for possible acquisition. If the current project is acquired and developed, it is the intent of the Company to spin-off COG to the Company's shareholders so that it can operate as an independent company.

Statement as to Forward Looking Statements. Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other "forward-looking statements" within the meaning of the federal securities laws. Any such projections or statements reflect Arete's or COG's current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, COG's inability to meet the conditions to Closing its agreement including providing financing to pay the purchase price or discovery of material title or environmental defects that cannot be resolved; the volatility in commodity prices for oil and gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in their businesses that are detailed in their Securities and Exchange Commission ("SEC") filings, including the Current Report on Form 8-K relating to the purchase agreement referred to herein.



For Further Information Contact:

   Company Contact:

   Arete Industries, Inc.                        Colorado Oil and Gas, Inc.

   Karen Hemmerle, Corporate Communications      Bill Stewart, President
   Email: ir@areteindustries.com                 Email: ir@areteindustries.com
   Arete Industries, Inc.                        Colorado Oil and Gas, Inc.
   7102 La Vista Place, Suite 100                7260 Osceola Street
   Niwot, Colorado 80503                         Westminster, Colorado 80030
   Voice: 303.652.3113                           303-652-3113
   Fax: 303.652.1488

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